Exhibit 99.1

Eastside Distilling, Inc. Increases Liquidity and Plans for Profitable Growth

with the Termination of the Redneck Riviera Spirits® License

PORTLAND, Ore., Feb 8, 2021 / PRNewswire/ -- Eastside Distilling, Inc. (“Eastside” or the “Company”) (NASDAQ: EAST) announced today it has completed the termination of the Amended and Restated License Agreement, as amended, with Rich Marks, LLC and John D. Rich TISA Trust U/A/D March 27 2018, collectively (“Rich Marks”), and has sold certain assets to Redneck Spirits Group, LLC (“RSG”). The Company received net proceeds of approximately $7.8 million. The transaction encompasses the Redneck Riviera products including Redneck Riviera Whiskey®, Granny Rich Reserve®, and Howdy Dew! ®, finished and dry goods as well as a portion of the Redneck Riviera barrel stock.

The divestiture of Redneck Riviera is a significant milestone in the planned transformation of Eastside Distilling and impacts its strategy in several aspects: (1) the Company has now shifted to a portfolio of fully owned and operated spirits brands, (2) the spirits portfolio will move to more premiumization, (3) the distribution strategy will change to focus “up and down the street” with our three-tier national distributor network and (4) the Company focus on whiskey will shift to artisanal products. In addition, the divestiture has several significant economic implications as well: (1) the Company fiscal cash burn rate will be reduced, (2) the whiskey barrel inventory will be reduced by 50% or 4,000 barrels, (3) the Company will increase its cash balance and (4) overall Live Oak debt will decrease by $4.0 million.

Paul Block, CEO of Eastside, commented, “Eastside has taken the first step to reinvention and turnaround with this transaction. We will be sharing our next steps in overall company transformation with the details of our 2021 fiscal budget finalized this February and eventually a three-year growth plan completed in the Spring of 2021. Management’s focus continues to be on innovation, brand building, and new packaging, in the context of artisanal products and experiential brands.”

John Rich, Founder and Owner of the Redneck Riviera brand, commented, “As a brand owner in the highly competitive whiskey space, I have never been more excited about moving all Redneck Riviera Whiskey production, bottling and business operations to Kentucky. It's in the heartland of America...and is the whiskey/bourbon capital of the world. This will allow me, as well as our new team, much greater oversight and to further capitalize on our incredible growth. It's a move that will benefit distributors, retail partners and our patriotic customers. As always, we will continue to be 100% American Made... from the juice to the glass to the cork!!"

Roth Capital Partners, LLC acted as exclusive financial advisor to the Company, and Harriton & Furrer, LLP acted as legal advisors to the Company, to assist with the transaction. The Company will further discuss the transaction's impact on its fiscal year 2020 call in March.

About Eastside Distilling

Eastside Distilling, Inc. (NASDAQ: EAST) has been producing high-quality, award-winning craft spirits in Portland, Oregon, since 2008. The Company is distinguished by its highly decorated product lineup that include Azuñia Tequilas, Burnside Whiskeys, Hue-Hue Coffee Rum, and Portland Potato Vodkas. All Eastside spirits are crafted from natural ingredients for quality and taste. Eastside's Craft Canning + Bottling subsidiary is one of the Northwest's leading independent ready-to-drink canners.

Important Cautions Regarding Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the impact of COVID-19 and related business disruption, the Company's ongoing financing requirements and ability to achieve any financing, acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in product development; the Company's ability to execute its business model and strategic plans; the Company's success in integrating acquired entities and assets, and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this release may include statements related to our strategic focus, product verticals, anticipated revenue and profitability, our ability to reduce operating or other expenses, the anticipated demand from the craft beer industry, the effects of COVID-19, including the impact on sales, and the success of initiatives implemented to address the business disruption resulting from COVID-19 and earnings guidance for 2020 and beyond. The Company assumes no obligation to update the cautionary information in this release.